Exhibit 3.58

State of Delaware Secretary of State Division of Corporations Delivered 04:48 PM 05/25/2004 FILED 04:44 PM 05/25/2004 SRV 040387772 – 3780515 FILE

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION OF

TCL ACQUISITION CORP.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

FIRST:           That the Certificate of Incorporation of TCL Acquisition Corp. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on March 23, 2004.

SECOND:      That the Certificate of Incorporation of the Corporation is hereby amended to read as follows; by deleting Paragraph 1. as it now exists and replacing it with a new Paragraph 1. reading as follows:

“1.       The name of the corporation is: TRANSICOIL CORP.”

THIRD:          That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

FOURTH:      That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the written consent of the stockholders of the Corporation in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: May 21, 2004

TRANSICOIL CORP.

By:	/s/ Russell Fleetwood
Name: Russell Fleetwood Title: CFO